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                              Amended and Restated
                        Service and Distribution Plan for
                 Pilgrim Government Securities Income Fund, Inc.
                                 Class A Shares

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                          SERVICE AND DISTRIBUTION PLAN

     WHEREAS, Pilgrim Government Securities Income Fund, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of common stock of the Company currently consist of one series, PILGRIM AMERICA GOVERNMENT SECURITIES INCOME FUND (the "Fund");

     WHEREAS, by adoption of a Multiple Class Plan by the Company's Board of Directors at a meeting on June 7, 1995, shares of common stock of the Fund are divided into classes of shares, one of which is designated Class A;

     WHEREAS, Class A is the successor to the shares of the Fund that had been offered prior to adoption of the Multiple Class Plan, and a distribution plan pursuant to Rule 12b-1 ("12b-1 Plan") of the Investment Company Act of 1940 had been adopted for such shares and was in effect through June 7, 1991; and

     WHEREAS, the Company wishes to amend its 12b-1 Plan to make it consistent with its Multiple Class Plan, and such amended 12b- 1 Plan shall apply to its Class A shares;

     WHEREAS, the Company employs Pilgrim America Securities, Inc. (the "Distributor") as distributor of the securities of which it is the issuer; and

     WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company.

     NOW, THEREFORE, the Company hereby amends and restates on behalf of the Fund with respect to its Class A shares, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-l under the Act on the following terms and conditions:

     1. The Fund shall pay to the Distributor, as the distributor of the Class A shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee

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shall be calculated and accrued daily and paid at such intervals as the Board of
Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. Some portion of this fee may in the future be paid for distribution expenses.

     2. The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

     Payments under the Plan will not exceed the Distributor's cumulative reimbursable expenses under this Plan. For purposes of determining the Distributor's cumulative reimbursable expenses, expenses of the current year shall be added to prior expenses of the Distributor which were incurred not more than three years prior and for which the Distributor has not yet been reimbursed. Reimbursement of expenses shall then be calculated on a "first-in, first-out" basis.

     3. The Plan shall continue in full force and effect as to the Class A shares of the Fund for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. The Distributor shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     5. This Plan may be terminated at any time, without payment of any penalty, by vote of the Directors of the Company, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of Class A shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

     6. This Plan may not be amended to increase materially the


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amount of service fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of Class A shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in paragraph 3 hereof.

     7. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

     8. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Company, on behalf of the Fund, and the Distributor have executed this Service and Distribution Plan as of the ____ day of ________, 1995.


                           PILGRIM GOVERNMENT SECURITIES INCOME FUND, INC.



                           By: ___________________________________________



                           PILGRIM AMERICA SECURITIES, INC.



                           By: ___________________________________________






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